UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
May 24, 2013

Ultralife Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-20852	16-1387013
(Commission File Number)	(IRS Employer Identification No.)

2000 Technology Parkway, Newark, New York	14513
(Address of principal executive offices)	(Zip Code)

(315) 332-7100
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 24, 2013, Ultralife Corporation (the "Company") entered into a Revolving Credit, Guaranty and Security Agreement (the "Credit Agreement") and related security agreements with PNC Bank, National Association ("PNC" or the "Bank") to establish a $20 million secured asset-based revolving credit facility that includes a $1 million letter of credit subfacility (the "Credit Facility"). The Credit Agreement provides that the Credit Facility may be increased with the Bank's concurrence to $35 million prior to the last six months of the term and expires on May 24, 2017. The Credit Facility replaces the Company's prior credit facility with RBS Business Capital, a division of RBS Asset Finance, Inc., which expired in accordance with its terms on May 15, 2013 (the "Prior Credit Facility"). Additional information regarding the Credit Agreement and Credit Facility is included below under Item 2.03.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On May 24, 2013, the Company entered into the Credit Agreement to establish the Credit Facility. The Credit Facility provides the Company with an aggregate of up to $20 million of loan and letter of credit availability determined based on a borrowing base formula equal to the sum of up to 85% of eligible accounts receivable plus the least of (a) up to 65% of the eligible inventory and eligible foreign in-transit inventory, (b) up to 85% of the appraised net orderly liquidation value of eligible inventory and eligible foreign in-transit inventory, and (c) $7.5 million, in each case subject to the definitions in the Credit Agreement and reserves required by PNC.

The Company may use advances under the Credit Facility for general working capital purposes, to reimburse drawings under letters of credit and to fund capital expenditures and acquisitions, all subject to the terms of the Credit Agreement. The Company had no amounts drawn under the Prior Credit Facility at the time of its expiration and has not borrowed under the Credit Facility. Interest will accrue on outstanding indebtedness under the Credit Agreement at the alternate base rate, plus the applicable margin, or at the one-, two- or three-month LIBOR rate, plus the applicable margin, as selected by the Company. The applicable margin that will apply until the first quarterly reports are submitted is 1.0% for alternate base rate loans and 2.0% for LIBOR rate loans. Thereafter the following margins will apply:

Quarterly Average Undrawn Borrowing Availability	Applicable Margin for Alternate Base Rate Loans	Applicable Margin for LIBOR Rate Loans
> $8,000,000	1.00%	2.00%
≤$8,000,000 but > $5,000,000	1.25%	2.25%
≤ $5,000,000	1.50%	2.50%

The Company must pay a fee on its unused availability of 0.375% per annum and customary letter of credit fees in addition to various collateral monitoring and related fees and expenses.

In addition to customary affirmative and negative covenants, the Company must maintain a fixed charge coverage ratio of 1:15 to 1:00 tested quarterly for the four-quarters then ended. The Credit Facility is secured by substantially all the assets of the Company.

Any outstanding advances must be repaid upon expiration of the term of the Credit Facility. Payments must be made during the term to the extent outstanding advances exceed the maximum amount then permitted to be drawn as advances under the Credit Facility and from the proceeds of certain transactions. Upon the occurrence of an event of default, the outstanding obligations may be accelerated and the Bank will have other customary remedies.

The information provided under Item 1.01 of this Current Report on Form 8-K regarding the Credit Agreement and Credit Facility is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of Ultralife Corporation dated May 28, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ultralife Corporation
Date: May 31, 2013	By:	/s/ PHILIP A. FAIN Philip A. Fain CFO & Treasurer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of Ultralife Corporation dated May 28, 2013